UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 Orapharma, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                               Common Stock, $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68554E106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 2 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                9,888
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              914,287
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               9,888
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                914,287
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        924,175
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 3 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Limited Partnership C.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                82,529
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              841,646
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               82,529
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                841,646
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        924,175
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 4 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan S.B.I.C., L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                831,758
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               831,758
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,758
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 5 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan S.B.I.C. Partners, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              831,758
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                831,758
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,758
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 6 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Management L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                9,888
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              82,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               9,888
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                82,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        92,417
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 7 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              82,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                82,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        82,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 8 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              924,175
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                924,175
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        924,175
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 27 PAGES

-------------------                                          ------------------
CUSIP NO. 68554E106                   13G                    PAGE 9 OF 27 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                15,185
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,027,178
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               15,185
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,027,178
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,042,363
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 10 OF 27 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James J. Fitzpatrick
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              924,175
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                924,175
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        924,175
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 11 OF 27 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                15,185
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,027,178
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               15,185
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,027,178
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,042,363
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 12 OF 27 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                8,568
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,027,178
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               8,568
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,027,178
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,035,746
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 13 OF 27 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                15,185
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,027,178
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               15,185
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,027,178
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,042,363
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 14 OF 27 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,027,178
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,027,178
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,027,178
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 15 OF 27 PAGES
-------------------                                          -------------------

Item 1(a).    Name of Issuer
              --------------
              Orapharma, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices
              -----------------------------------------------
              732 Louis Drive
              Warminster, Pennsylvania  18974

Item 2(a).    Name of Person Filing
              ---------------------
              This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan S.B.I.C., L.P., a Delaware limited partnership ("S.B.I.C."), Canaan S.B.I.C. Partners, L.P., a Delaware limited partnership ("S.B.I.C. Partners"), Canaan Capital Management L.P., a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership ("Canaan Partners") and Harry T. Rein, James
              J. Fitzpatrick, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, and Eric A. Young (collectively, the "Partners"). Canaan Capital, Canaan Capital Offshore, Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), the Partners (who serve as general partners of Canaan Partners and S.B.I.C. Partners), S.B.I.C. Partners (which serves as the general partner of S.B.I.C.), S.B.I.C. (whose limited partners are Canaan Capital and Canaan Capital Offshore), and Messrs. Rein, Fitzpatrick, Green, Kamra, Kopchinsky, and Young are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).    Address of Principal Business Office or, if None, Residence
              -----------------------------------------------------------
              Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra, and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.



                               PAGE 15 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 16 OF 27 PAGES
-------------------                                          -------------------

Item 2(c).    Citizenship
              -----------
              Each of Canaan Capital, Canaan Capital Management, Canaan Partners, S.B.I.C., S.B.I.C. Partners, is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d).    Title of Class of Securities
              ----------------------------
              This Schedule 13G report relates to the Common Stock ("Common Stock") of Orapharma, Inc. ("the Company").

Item 2(e).    CUSIP Number
              ------------
              CUSIP number 68554E106

Item 3.       If this statement is filed pursuant to ss.ss.240.13d-1(b) or
              ------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ----------------------------------------------------------
              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
              (b) [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c).
              (c) [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).
              (e) [ ] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);
              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
              (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
              (h) [ ] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
              (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

              None.


                               PAGE 16 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 17 OF 27 PAGES
-------------------                                          -------------------

Item 4.     Ownership

            (a) Canaan Capital owns 9,888 shares of Common Stock, Canaan Capital Offshore owns 82,529 shares of Common Stock, S.B.I.C. owns 831,758 shares of Common Stock, Canaan Capital Management owns 9,888 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above partnerships as outlined in Item 2. Additionally, Mr. Rein owns 15,185 shares of Common Stock, Mr. Green owns 15,185 shares of Common Stock, Mr. Kamra owns 8,568 shares of Common Stock, and Mr. Kopchinsky owns 15,185 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above partnerships as outlined in Item 2.

(b) By virtue of their common control, Canaan Capital, Canaan Capital Offshore, and S.B.I.C. each may be deemed to be the beneficial owners of 924,175 shares of Common Stock, representing beneficial ownership of 6.9% of the Issuer S.B.I.C. and S.B.I.C. Partners, by virtue of its status as a general partner of S.B.I.C., each may be deemed to be the beneficial owner of 831,758 shares representing beneficial ownership of 6.2%. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 92,417 shares, representing beneficial ownership of less than 5%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 82,529 shares, representing beneficial ownership of less than 5% and is not a reporting person in the schedule 13G. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 924,175 shares, representing beneficial ownership of 6.9%. By virtue of their status as general partners of Canaan Partners, the Partners, excluding Mr. Fitzpatrick, may each be deemed to be the beneficial owner of 1,027,178 shares representing in the case of each Partner, beneficial ownership of 7.7%. (Note: shared voting power includes 103,003 shares held by Canaan Equity L.P., and Canaan Equity Partners LLC (collectively "Canaan Equity"). Canaan Equity holds less than 5% beneficial ownership and is not Reporting Person in this Schedule 13G). Mr. Fitzpatrick may be deemed to be the beneficial owner of 924,175 shares of Common Stock representing beneficial ownership of 6.9%. The foregoing percentages are based on the 13,409,599 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2000.

                                                  NUMBER OF SHARES
                                  ---------------------------------------------
(c)  Reporting Person                (i)         (ii)       (iii)        (iv)
     ----------------             ---------   ---------   ---------   ---------
Canaan Capital                        9,888     914,287       9,888     914,287
Canaan Capital Offshore              82,529     841,646      82,529     841,646
S.B.I.C.                            831,758           0     831,758           0
S.B.I.C. Partners                         0     831,758           0     831,758

                               PAGE 17 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 18 OF 27 PAGES
-------------------                                          -------------------

Canaan Capital Management             9,888      82,529       9,888      82,529
Canaan Capital Offshore Management        0      82,529           0      82,529
Canaan Capital Partners                   0     924,175           0     924,175
Harry T. Rein                        15,185   1,027,178      15,185   1,027,178
James J. Fitzpatrick                      0     924,175           0     924,175
Stephen L. Green                     15,185   1,027,178      15,185   1,027,178
Deepak Kamra                          8,568   1,027,178       8,568   1,027,178
Gregory Kopchinsky                   15,185   1,027,178      15,185   1,027,178
Eric A. Young                             0   1,027,178           0   1,027,178


(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of



Item 5.       Ownership of Five Percent or Less of a Class
              --------------------------------------------
              Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.       Ownership of More than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------
              Not applicable.

Item 7.       Identification  and Classification of the Subsidiary which
              ----------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company
              -------
              Not applicable.

Item 8.       Identification and Classification of Members of the Group
              ---------------------------------------------------------
              Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.       Notice of Dissolution of Group
              ------------------------------
              Not applicable.

Item 10.      Certification
              -------------
              Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


DATE:  February 14, 2001

                               PAGE 18 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 19 OF 27 PAGES
-------------------                                          -------------------

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Capital Limited Partnership
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan S.B.I.C., L.P.
By:  Canaan S.B.I.C. Partners, L.P.

By:                *
     ----------------------------
     General Partner


Canaan S.B.I.C. Partners, L.P.

By:                *
     ----------------------------
     General Partner


Canaan Capital Management L.P.
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner

                               PAGE 19 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 20 OF 27 PAGES
-------------------                                          -------------------


Canaan Capital Offshore Management, N.V.

By:                *
     ----------------------------
     Director

Canaan Capital Partners L.P.

By:                *
     ----------------------------
     General Partner



                  *
---------------------------------
Harry T. Rein


                  *
---------------------------------
James J. Fitzpatrick


                  *
---------------------------------
Stephen L. Green


                  *
---------------------------------
Deepak Kamra


                  *
---------------------------------
Gregory Kopchinsky


                  *
---------------------------------
Eric A. Young


                                                    *By: /s/ Guy M. Russo
                                                         -----------------------
                                                         Guy M. Russo
                                                         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                               PAGE 20 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 21 OF 27 PAGES
-------------------                                          -------------------
                                                                       Exhibit 1
                                                                       ---------
                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Orapharma, Inc.. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Canaan Capital Limited Partnership
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner

Canaan Capital Offshore Limited Partnership C. V.
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner

Canaan S.B.I.C., L.P.
By:  Canaan S.B.I.C. Partners, L.P.

By:                *
     ----------------------------
     General Partner

Canaan S.B.I.C. Partners, L.P.

By:                *
     ----------------------------
     General Partner

Canaan Capital Management L.P.
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


                               PAGE 21 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 22 OF 27 PAGES
-------------------                                          -------------------


Canaan Capital Offshore Management, N.V.

By:                *
     ----------------------------
     Director

Canaan Capital Partners L.P.

By:                *
     ----------------------------
     General Partner



                  *
---------------------------------
Harry T. Rein


                  *
---------------------------------
James J. Fitzpatrick


                  *
---------------------------------
Stephen L. Green


                  *
---------------------------------
Deepak Kamra


                  *
---------------------------------
Gregory Kopchinsky


                  *
---------------------------------
Eric A. Young


                                                    *By: /s/ Guy M. Russo
                                                         -----------------------
                                                         Guy M. Russo
                                                         Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                               PAGE 22 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 23 OF 27 PAGES
-------------------                                          -------------------
                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Capital Limited Partnership; Canaan Capital Offshore Limited Partnership C.V.; Canaan Capital Offshore Management, N.V.; Canaan Capital Management L.P. or Canaan Capital Partners, L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

























                               PAGE 23 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 24 OF 27 PAGES
-------------------                                          -------------------


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 29th day of January, 1998.


CANAAN CAPITAL LIMITED PARTNERSHIP

By:  Canaan Capital Management, L.P.
     Its General Partner

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


CANAAN CAPITAL OFFSHORE LIMITED PARTNERSHIP C.V.

By:  Canaan Capital Management, L.P.
     Its General Partner

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


CANAAN CAPITAL OFFSHORE MANAGEMENT, N.V.

By:  /s/ Harry T. Rein
     ----------------------------
     Director


CANAAN CAPITAL MANAGEMENT, L.P.

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner






                               PAGE 24 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 25 OF 27 PAGES
-------------------                                          -------------------


CANAAN CAPITAL PARTNERS, L.P.

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


/s/ Harry T. Rein
---------------------------------
Harry T. Rein


/s/ James J. Fitzpatrick
---------------------------------
James J. Fitzpatrick


/s/ Stephen L. Green
---------------------------------
Stephen L. Green


/s/ Deepak Kamra
---------------------------------
Deepak Kamra


/s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky


/s/ Eric A. Young
---------------------------------
Eric A. Young














                               PAGE 25 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 26 OF 27 PAGES
-------------------                                          -------------------



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan S.B.I.C., L.P. or Canaan S.B.I.C. Partners L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]























                               PAGE 26 OF 27 PAGES

-------------------                                          -------------------
CUSIP NO. 68554E106                   13G                    PAGE 27 OF 27 PAGES
-------------------                                          -------------------



IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.




CANAAN S.B.I.C. L.P.

By:  Canaan S.B.I.C. Partners L.P.
        Its General Partner

By:
     ----------------------------
     General Partner



CANAAN S.B.I.C. PARTNERS, L.P.

By:
     ----------------------------
     General Partner























                               PAGE 27 OF 27 PAGES